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                                                                      EXHIBIT 4.


                    MIDWEST MEDICAL INSURANCE HOLDING COMPANY

                           CERTIFICATE OF DESIGNATION
                                       OF
                       RIGHTS, PREFERENCES AND LIMITATIONS
                                       OF
                              CLASS C COMMON STOCK


         The undersigned, President of Midwest Medical Insurance Holding Company, a Minnesota corporation, hereby certifies that the following resolution establishing Class C Common Stock of the Corporation pursuant to Minnesota Statutes, Section 302A.401 was duly adopted by the directors of the Corporation on October 27, 1999:

         RESOLVED, that, subject to and upon approval of the above-referenced Amendment to the Articles of Incorporation by the shareholders, there shall be formed a new class of stock of the corporation, designated "Class C Stock". The President shall file a Certificate of Designation with the Minnesota Secretary of State creating such class, as required, and shall take all other action necessary or desirable in furtherance of creation of this class. This new class of stock shall have the following rights and preferences:

          A. Eligibility of ownership shall be limited to physicians, and their respective medical practice entities or clinics as joint tenants, who are insured for medical practice liabilities by Midwest Medical Insurance Company.

          B. Class C shareholders shall not have the right to vote for directors of the corporation except in the event of redemption by the corporation of the Class B shares.

          C. No individual physician may hold more than one share of Class C common stock. In the case of jointly held shares, the joint Class C shareholders shall be entitled to only one vote per physician shareholder.

          D. The Class C shareholders have the right to approve or disapprove, as a class, any of the following transactions:

               (i)   Amendment to the Articles of Incorporation;

               (ii)  Redemption of Class B Shares;

               (iii) Merger into or acquisition by another corporation;

               (iv) Exchange of one or more classes or series of the shares of the corporation for shares of one or more other corporations;

               (v)   Liquidation or voluntary dissolution of the corporation;


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               (vi)  Sale, lease, transfer or other disposition of all or substantially all of the corporate assets, including its goodwill, not in the usual and regular course of business;

               (vii) Authorization of the corporation as the sole shareholder of
                     Midwest Medical Insurance Company to amend, change or repeal the Articles or Bylaws of Midwest Medical Insurance Company.

          E. Approval of any of the above transactions must be by an affirmative vote of two-thirds of the Class C shareholders voting on the transaction, provided that a majority of all Class C shareholders have also affirmatively voted for the transaction.

          F. Class C shareholders shall have no preemptive rights in any future issuance of stock by the corporation.

          G. Except as otherwise provided herein, no Class C common stock may be pledged, sold, assigned, or otherwise transferred in any way to any person other than the corporation.

          H. No certificates evidencing Class C common stock shall be issued by the corporation.

          I. The Board of Directors of the corporation is authorized to issue shares of Class C common stock to eligible physicians and jointly to medical practice entities or clinics by resolution, in its discretion.

          J. Upon (i) any merger or consolidation into or acquisition by another corporation, (ii) the exchange of one or more classes or series of shares of the corporation for shares of one or more other corporations, (iii) the liquidation or voluntary dissolution of the corporation, or similar transaction or event involving the corporation (a "Transaction"), the Class A shares and the Class C shares shall share the total consideration from any Transaction ("Transaction Consideration") as follows:

               1. The Class A shareholders shall be allocated "Distribution Units" equal to the number of Class A shares held by such shareholder at the effective date of a Transaction;

               2. Each Class C shareholder shall be allocated Distribution Units for each year of continuous qualifying coverage (pro-rated for periods less than a year) by Midwest Medical Insurance Company prior to the Transaction as determined by application of and Board policies which exist from time to time and the allocation schedule prepared from year to year by the Company for this purpose, based upon the underwriting risk classifications used by Midwest Medical Insurance Company, and which shall be approximately equivalent to the allocation schedule used in issuance of Class A shares;


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               3.   The total Distribution Units allocated to Class A and Class
                    C shareholders shall be determined; and

               4. Each Class A or Class C shareholder shall receive, respectively, a percentage of the total Transaction Consideration equal to the percentage of the total Distribution Units represented by the Distribution Units allocated to such shareholder in subsection 1 or subsection 2 above.

          K. The corporation shall have the right to, and shall, redeem any and all Class C common stock of the corporation held by an individual physician or jointly held by such physician and his or her medical practice group or clinic, upon the expiration or termination for any reason of the professional liability insurance policy issued by Midwest Medical Insurance Company insuring such physician. The redemption price shall be $0.00 per share.

          L.   The Class C shares shall have no par value.

         I further certify that, at a duly called and held meeting of the shareholders held on June 29, 2000, the Amendment to the Articles of Incorporation referred to in this resolution (granting the Board of Directors the power to establish classes of stock and designate their rights and preferences) was adopted by the required vote of the shareholders of the corporation, thus giving effect to the Directors' Resolution.

         IN WITNESS WHEREOF, I have subscribed my name this 29th day of June, 2000.



                                           ---------------------------------
                                           David P. Bounk, President